THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ADVANTAGE SOLUTIONS INC.

Advantage Solutions Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.	The name of the Corporation is “Advantage Solutions Inc.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 2, 2019 under the name “Conyers Park II Acquisition Corp.” and an amended and restated certificate of incorporation was filed with the Secretary of State of the State of Delaware on July 17, 2019 (as amended and restated, the “Original Certificate”)

2.	A second amended and restated certificate of incorporation, which amended and restated the Amended and Restated Certificate in its entirety, was filed with the Secretary of State of the State of Delaware on October 28, 2020 (the “Existing Certificate”) in connection with the transactions contemplated by that certain Agreement and Plan of Merger by and among the Corporation, CP II Merger Sub, Inc., Advantage Solutions Inc. and Karman Topco L.P.. dated as of September 7, 2020.

3.	Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, the Original Certificate is being amended and restated by this Third Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”).

4.	The text of the Existing Certificate is hereby integrated and restated in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is Advantage Solutions Inc.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE AND DURATION

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”). The Corporation is to have a perpetual existence.

ARTICLE IV

CAPITAL STOCK

The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 3,300,000,000, of which (i) 3,290,000,000 shares shall be a class designated as Class A common stock, par value $0.0001 per share (“Common Stock”), and (ii) 10,000,000 shares shall be a class designated as undesignated preferred stock, par value $0.0001 per share (“Preferred Stock”).

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Section 1. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares of such class thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL or any successor provision thereof, and no vote of the holders of any shares of Common Stock or Preferred Stock voting separately as a class shall be required therefor.

Section 2. Subject to all the rights, powers and preferences of the Preferred Stock and except as provided by law or in this Amended and Restated Certificate of Incorporation (including any Certificate of Designation (as defined below): (i) the holders of the Common Stock shall have the exclusive right to vote for the election of directors of the Corporation and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any Certificate of Designation) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Amended and Restated Certificate of Incorporation (including any Certificate of Designation) or pursuant to the DGCL; (ii) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board of Directors of the Corporation (the “Board”) or any authorized committee thereof; and (iii) upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.

Section 3. Shares of Preferred Stock may be issued from time to time in one or more series. The Board, or any authorized committee thereof, is hereby authorized to provide from time to time by resolution or resolutions for the creation and issuance, out of the authorized and unissued shares of Preferred Stock, of one or more series of Preferred Stock by filing a certificate (a “Certificate of Designation”) pursuant to the DGCL, setting forth such resolution or resolutions and, with respect to each such series, establishing the designation of such series and the number of shares to be included in such series and fixing the terms of such series, the voting powers (full or limited, or no voting power), preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of the shares of each such series. Without limiting the generality of the foregoing, and subject to the rights of the holders of any series of Preferred Stock then outstanding, the resolution or resolutions providing for the establishment of any series of Preferred Stock may, to the extent permitted by law, provide that such series shall be superior to, rank equally with or be junior to the Preferred Stock of any other series. The terms, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock may be different from those of any and all other series at any time outstanding. Except as otherwise expressly provided in this Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock), no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock so authorized in accordance with this Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock). Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) or pursuant to the DGCL. Unless otherwise provided in the Certificate of Designation establishing a series of Preferred Stock, the Board may, by resolution or resolutions, increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of such series and, if the number of shares of such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.

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ARTICLE V

BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation, it is further provided that:

Section 1. Except as otherwise provided in this Amended and Restated Certificate of Incorporation and the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board. Subject to the terms of the Stockholders Agreement and any special rights of the holders of Preferred Stock to elect directors, the number of directors which shall constitute the whole Board shall be fixed exclusively by one or more resolutions adopted from time to time by the Board. Except as otherwise expressly provided by the bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”) or delegated by resolution of the Board, the Board shall have the exclusive power and authority to appoint and remove officers of the Corporation.

Section 2. Other than any directors elected by the separate vote of the holders of one or more series of Preferred Stock, if applicable, the Board shall be and is divided into three classes, designated as Class I, Class II and Class III, as nearly equal in number as possible. The Board may assign members of the Board already in office to such classes as of the effectiveness of this Amended and Restated Certificate of Incorporation (the “Effective Time”). Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board. At the first annual meeting of stockholders following the Effective Time, the term of office of the Class I directors shall expire and Class I directors elected to succeed those directors whose terms expired shall be elected for a full term of three years. At the second annual meeting of stockholders following the Effective Time, the term of office of the Class II directors shall expire and Class II directors elected to succeed those directors whose terms expired shall be elected for a full term of three years. At the third annual meeting of stockholders following the Effective Time, the term of office of the Class III directors shall expire and Class III directors elected to succeed those directors whose terms expired shall be elected for a full term of three years. Subject to any special rights of the holders of one or more series of Preferred Stock to elect directors, at each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, disqualification or removal from office.

Section 3. Subject to any special rights of the holders of one or more series of Preferred Stock to elect directors, any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock of the Corporation entitled to vote on the election of directors.

Section 4. Except as otherwise expressly required by law, subject to any special rights of the holders of one or more series of Preferred Stock to elect directors and subject to the terms of the Stockholders Agreement, any vacancies on the Board resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, and shall not be filled by the stockholders (except as otherwise provided in the Stockholders Agreement). Any director appointed in accordance with the preceding sentence shall hold office for a term that shall coincide with the remaining term of the class to which the director shall have been appointed and until such director’s successor shall have been elected and qualified or until his or her earlier death, resignation, disqualification or removal.

Section 5. During any period when the holders of any series of Preferred Stock have the special right to elect additional directors, upon commencement and for the duration of such period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of additional directors, and the holders of such series of Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to the Certificate of Designation establishing such series of Preferred Stock; and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to the Certificate of Designation establishing such series of Preferred Stock, whichever occurs earlier, subject to his or her earlier death, resignation, disqualification or removal. Except as otherwise provided by this Amended and Restated Certificate of Incorporation (including any Certificate of Designation establishing any series of Preferred Stock), whenever the holders of any series of Preferred Stock having the special right to elect additional directors are divested of such right pursuant to this Amended and Restated Certificate of Incorporation (including pursuant to any such Certificate of Designation), the terms of office of all such additional directors elected by the holders of such series, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

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Section 6. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

Section 7. Except as may otherwise be set forth in the resolution or resolutions of the Board providing for the issuance of one or more series of Preferred Stock, and then only with respect to such series of Preferred Stock, cumulative voting in the election of directors is specifically denied.

ARTICLE VI

STOCKHOLDERS

Section 1. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation (and may not be taken by consent of the stockholders in lieu of a meeting); provided, however, that any action required or permitted to be taken by any holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock.

Section 2. Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time by the Board, but such special meetings may not be called by stockholders or any other Person or Persons (as defined below).

Section 3. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VII

LIABILITY AND INDEMNIFICATION

Section 1. To the fullest extent permitted by the DGCL (including Section 102(b)(7)), as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically and without further action, upon the date of such amendment.

Section 2. The Corporation, to the fullest extent permitted by law, shall indemnify and advance expenses to any Person made or threatened to be made a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Corporation or any predecessor of the Corporation, or, while serving as a director or officer of the Corporation, serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

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Section 3. The Corporation, to the fullest extent permitted by law, may indemnify and advance expenses to any Person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was an employee or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as an employee or agent at the request of the Corporation or any predecessor to the Corporation.

Section 4. Neither any amendment or repeal of this Article VII, nor the adoption by amendment of this Amended and Restated Certificate of Incorporation of any provision inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for this Article VII, would accrue or arise) prior to such amendment or repeal or adoption of an inconsistent provision.

ARTICLE VIII

EXCLUSIVE FORUM

Section 1. Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or, in the event that the federal district court for the District of Delaware does not have jurisdiction, other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws or this Amended and Restated Certificate of Incorporation (as it may be amended and/or restated from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article VIII, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 2. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article VIII. Notwithstanding the foregoing, the provisions of this Article VIII shall not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.

ARTICLE IX

CERTAIN STOCKHOLDER RELATIONSHIPS

Section 1. In recognition and anticipation that (i) certain directors, principals, officers, employees and/or other representatives of the Principal Stockholder, the CP Sponsor and their respective Affiliates (as defined below) may serve as directors, officers or agents of the Corporation, (ii) the Principal Stockholder, the CP Sponsor and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board who are not employees of the Corporation (the “Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Principal Stockholder, the CP Sponsor, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

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Section 2. None of (i) the Principal Stockholder or any of its Affiliates, (ii) the CP Sponsor or any of its Affiliates or (iii) any Non-Employee Director or his or her Affiliates (the Persons identified in (i), (ii) and (iii) above being referred to, collectively, as the “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 3 of this Article IX. Subject to Section 3 of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty (fiduciary, contractual or otherwise) to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any duty (fiduciary, contractual or otherwise) as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

Section 3. The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered to such Person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 2 of this Article IX shall not apply to any such corporate opportunity.

Section 4. In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted, to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy, in each case as determined by the Board.

Section 5. For purposes of this Article IX, “Affiliate” shall mean (a) in respect of the Principal Stockholder, any Person that, directly or indirectly, is controlled by the Principal Stockholder, controls the Principal Stockholder or is under common control with the Principal Stockholder and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (b) in respect of the CP Sponsor, any Person that, directly or indirectly, is controlled by the CP Sponsor, controls the CP Sponsor or is under common control with the CP Sponsor and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (c) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (d) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation.

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Section 6. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

ARTICLE X

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

Section 1. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by this Amended and Restated Certificate of Incorporation and the DGCL, and all rights, preferences and privileges herein conferred upon stockholders by and pursuant to this Amended and Restated Certificate of Incorporation in its current form or as hereafter amended are granted, subject to the rights reserved in this Article X. Notwithstanding the foregoing and notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or classes or series of stock required by law or by this Amended and Restated Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock), the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock entitled to vote thereon, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, VII, VIII, IX or this Article X.

Section 2. The Board is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the Bylaws. Notwithstanding the foregoing or any other provisions of this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or classes or series of stock required by law or by this Amended and Restated Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock), the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend or repeal, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

ARTICLE XI

DGCL SECTION 203 AND BUSINESS COMBINATIONS

Section 1. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

Section 2. Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(a) prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder,

(b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(c) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

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Section 3. For purposes of this Article XI, references to:

(a) “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(b) “associate”, when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c) “Karman Direct Transferee” means any person that acquires (other than in a registered public offering) directly from Karman Topco L.P. or any of its affiliates or successors or any “group”, or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act, beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(d) “Karman Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Karman Direct Transferee or any other Karman Indirect Transferee beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(e) “business combination”, when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if (x) the merger or consolidation is caused by the interested stockholder and (y) as a result of such merger or consolidation Section 2 of this Article XI is not applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii) any transaction which results in the issuance or transfer by the Corporation, or by any direct or indirect majority-owned subsidiary of the Corporation, of any stock of the Corporation, or of such subsidiary, to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation, or any such subsidiary, which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Sections 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c) through (e) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv) any transaction involving the Corporation, or any direct or indirect majority-owned subsidiary of the Corporation, which has the effect, directly or indirectly, of increasing the proportionate share of stock of any class or series, or securities exercisable for, exchangeable for or convertible into stock of any class or series, of the Corporation, or of any such subsidiary, which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

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(v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i) through (iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary of the Corporation.

(f) “control”, including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Section 2, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(g) “interested stockholder” means (x) any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and (y) the affiliates and associates of such person; but “interested stockholder” shall not include (a) Karman Topco L.P., any Karman Direct Transferee, any Karman Indirect Transferee or any of their respective affiliates or successors or any “group”, or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation, provided that such person shall be an interested stockholder if thereafter such person acquires any additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(h) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i) beneficially owns such stock, directly or indirectly; or

(ii) has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing of such stock with any other person that owns, or whose affiliates or associates own, directly or indirectly, such stock.

(i) “person” means any individual, corporation, partnership, unincorporated association or other entity.

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(j) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(k) “voting stock” means, with respect to a corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentage of the votes of such voting stock.

ARTICLE XII

MISCELLANEOUS

If any provision or provisions of this Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provision or provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, any Certificate of Designation relating to any series of Preferred Stock and each portion of any paragraph of this Amended and Restated Certificate of Incorporation or Certificate of Designation containing any such provision or provisions held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, any Certificate of Designation relating to any series of Preferred Stock and each such portion of any paragraph of this Amended and Restated Certificate of Incorporation or Certificate of Designation containing any such provision or provisions held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE XIII

INTERPRETATION

For as long as the Stockholders Agreement remains in effect, in the event of any conflict between the terms and provisions of this Amended and Restated Certificate of Incorporation and those contained in the Stockholders Agreement, the terms and provisions of the Stockholders Agreement shall govern and control, except as provided otherwise by mandatory provisions of the DGCL.

ARTICLE XIV

DEFINITIONS

As used in this Amended and Restated Certificate of Incorporation, except as otherwise expressly provided herein and unless the context requires otherwise, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by or is under common control with such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct or cause the direction of the affairs or management of that Person, whether through the ownership of voting securities, as trustee (or the power to appoint a trustee), as a personal representative or executor, by contract or credit arrangement or otherwise, and “controlled” and “controlling” have meanings correlative to the foregoing.

“CP Sponsor” means Conyers Park II Sponsor LLC, a Delaware limited liability company, and its successors.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations).

“Person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

“Principal Stockholder” means Karman Topco L.P., a Delaware limited partnership, and its successors.

“Stockholders Agreement” means the Amended and Restated Stockholders Agreement, dated as of October 27, 2020, by and among, inter alia, the Corporation, the Principal Stockholder, CP Sponsor, Green Equity Investors VI, L.P. and CVC ASM Holdco, L.P, as amended and/or restated from time to time.

This Amended and Restated Certificate of Incorporation is executed on this 26th day of May, 2021.

ADVANTAGE SOLUTIONS INC.

By:	/s/ Bryce Robinson
Name:	Bryce Robinson
Title:	Secretary

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